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                                                                    EXHIBIT 99.1


                                                Contact:  Peter W. Keegan
                                                          Senior Vice President
                                                          (212) 521-2950

FOR IMMEDIATE RELEASE
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                      LOEWS CORP. ANNOUNCES EXCHANGEABLE
                      ----------------------------------
                          SUBORDINATED NOTE OFFERING
                          --------------------------

    NEW YORK, September 16, 1997 - Loews Corporation (NYSE:LTR) announced that on September 16, 1997 it had entered into an agreement to sell $1,000,000,000 principal amount of its 3 1/8% Exchangeable Subordinated Notes due September 15, 2007. The Notes are exchangeable into shares of Diamond Offshore Drilling, Inc. (NYSE:DO) common stock at any time from October 1, 1998 to September 15, 2007 at a price of $65.04 per DO share. Loews has granted to the underwriters an option for thirty days to purchase up to an additional $150,000,000 principal amount of Notes at the initial public offering price to cover over-allotments. The managing underwriter for the Offering is Goldman, Sachs & Co.

        Loews currently owns 70,100,000 shares of Diamond Offshore common stock constituting 50.3% of the outstanding shares, including the approximately 15,375,000 shares into which its Notes would be exchangeable. Exclusive of the shares into which the Notes are exchangeable, Loews holds approximately 54,725,000 shares of Diamond Offshore common stock with a market value of approximately $3.2 billion at current market prices.


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